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                                                                      EXHIBIT 99

[GRAPHIC LOGO]                                                      NEWS RELEASE


             CMS ENERGY BOARD OF DIRECTORS: CHAIRMAN'S COMPENSATION
                    PACKAGE LINKED TO CORPORATE PERFORMANCE

               JACKSON, Mich., Oct. 24, 2003 -- CMS Energy's Board of Directors announced today a new compensation package for the Company's chairman and chief executive officer, Ken Whipple. The package is linked to long-term corporate performance.

               Whipple will receive an annual salary of $400,000 in cash and $850,000 in "stock units." He also will be eligible for a $1 million annual bonus in "stock units," provided the Company meets cash flow and earnings targets. The package also provides a long-term compensation award of 125,000 "stock units." The Board may make similar awards in the future at its discretion. No stock options, restricted stock or other similar benefits are included in the package.

               When granted, the value of one "stock unit" equals the current price of one share of CMS Energy common stock (NYSE: CMS). The "stock unit" payout value fluctuates with the market price of the Company's stock.

               John B. Yasinsky, chairman of the Board's Organization and Compensation Committee, said more than 80 percent of Whipple's annual compensation package is tied to the Company's future performance.

               Whipple asked for his compensation to be based completely on the Company's performance after he became chairman in May 2002, Yasinsky said. He added the new package is "more in line with traditional compensation agreements, yet retains the feature that the majority of Ken's compensation is deferred and at risk."

               In 2002, Whipple earned $2,125 in cash and $636,935 in deferred "stock units," and received no stock options, restricted stock or any form of long-term compensation.

               Presiding director Earl D. Holton said CMS Energy was fortunate that Whipple, a former top executive at Ford Motor Co., was willing to take the chairman and chief executive officer's post during a difficult time.


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               "Over the past 16 months, Ken Whipple has helped form and guide a new management team that has led CMS Energy through some extremely difficult challenges and implemented a new business strategy that continues to improve the Company's financial flexibility," Holton said.

               "This new compensation package reflects the Board's support for Ken's continuing leadership and the implementation of the strategic direction that he helped craft for the Company. And it keeps his compensation clearly aligned with the interests of shareholders."

               The new compensation package will be retroactive to Sept. 1, 2003.

               CMS Energy is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.


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For more information on CMS Energy, please visit our web site at:  www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590